Core Molding Technologies Reports Fiscal 2021
Fourth Quarter and Year-End Results
Company Reports Record Annual Sales of $307 million Up 38% and
Full Year Adjusted EBITDA of $26.6 million

COLUMBUS, OH, March 8, 2022 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America and Mexico, today reports financial and operating results for the fiscal quarter and year ended December 31, 2021.

David Duvall, the Company’s President and Chief Executive Officer, said, “Fiscal 2021 was a good year for the Company as we delivered record annual sales of $307 million, an increase of 38% from 2020. On a two-year basis, sales increased 8% compared to pre-pandemic annual sales in 2019. In addition, sales in the fourth quarter increased 21% compared to prior year, totaling $73 million, and the Company successfully shifted back to profitability during the fourth quarter, after strategically responding to the rapidly increasing raw materials inflation in the third quarter.”

“Our long-term revenue diversification strategy continued in 2021 resulting in $75 million of net new wins, primarily in new market segments including: Industrial, Utilities, Packaging, and Construction. These new programs, which will launch mostly in 2022, represents over 26% of our 2021 full year product sales. We estimate that our opportunity pipeline has grown to well over $160 million, apart from the $75 million of 2021’s programs wins.”

Fourth Quarter 2021 Highlights
•Net sales of $73.2 million, up 21% from $60.7 million in the prior year; and Product sales of $68.1 million, up 16% from the prior year.
•Gross margin of $8.5 million or 11.6% of sales, compared to $10.0 million or 16.4% of sales, with such decrease primarily due to raw materials inflation.
•Selling, general and administrative expenses of $6.5 million, down $0.4 million from the year ago period.
•Operating income of $2.0 million versus $3.0 million from the prior year.
•Net income of $0.4 million, or $0.05 per diluted share, up from a net loss of ($0.9) million, or ($0.10) a year ago.
•Adjusted EBITDA1 of $4.7 million, or 6.5% of sales, compared to $5.9 million, or 9.7% of sales in the prior year.

Fiscal Year 2021 Highlights
•Net sales of $307.5 million, up 38% from $222.4 million in the prior year; and Product sales of $284.0 million, up 35% from the prior year.
•Gross margin of $41.3 million or 13.4% of sales, compared to $34.5 million or 15.5% of sales.
•Selling, general and administrative expenses of $30.3 million, up $6.2 million from a year ago, primarily due to the planned closure of a facility, as well as higher labor and travel costs versus last year.
•Operating income of $11.1 million, including $2.3 million costs for a facility closing, compared to $10.4 million in the prior year.
•Net income of $4.7 million, or $0.55 per diluted share, compared to net income of $8.2 million, or $0.98 a year ago.
•Adjusted EBITDA1 of $26.6 million, 8.6% of sales, up from $22.6 million, 10.2% of sales, in the prior year.

1 Adjusted EBITDA is a non-GAAP financial measure as defined and reconciled below.

“Looking ahead into 2022, we are well-positioned and highly focused on continued top-line growth, margin enhancement and continued diversification in the industries we serve. I am also very excited that our technical solutions sales are expanding into new industries and are working creatively with our customers’ engineering teams to convert traditional products to engineered materials. Our large portfolio of material processes offers distinct competitive advantages in innovating new product conversions, resulting in lighter weight, lower cost and higher performance products for our customers,” concluded Duvall.

John Zimmer, the Company’s EVP and Chief Financial Officer commented, “We worked hard to stabilize and recover from 2021’s second half margin pressures and were able to return the Company to profitability in the fourth quarter of 2021. A major focus coming out of the third quarter was to increase pricing to recover the significant raw material inflation the Company was experiencing. We are pleased to report that the Company has collaborated with its customers and implemented new pricing and surcharges, starting in the first quarter of 2022, to mitigate the higher raw material costs.”

“We will continue to drive progress on our growth and revenue diversification initiatives in 2022, and on our longer-term goals for returning Adjusted EBITDA margins to the double-digit range,” concluded Zimmer.

Financial Position at December 31, 2021

The Company’s total liquidity at fiscal year-end 2021 was $26 million with $6 million in cash and $20 million of undrawn capacity under the Company’s revolving credit facility. The Company also had term debt of $25.2 million at December 31, 2021. The term debt to trailing Adjusted EBITDA1 was less than one times Adjusted EBITDA1 at the end of the fiscal year. The Company had a return on capital employed1 of 8.5% for fiscal 2021, which was consistent with fiscal 2020.

1 Adjusted EBITDA and return on capital employed are metrics and non-GAAP financial measures as defined and reconciled below.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the quarter and year ended December 31, 2021. To access the call live by phone, dial (412) 902-6510 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through March 15, 2022, by calling (412) 317-0088 and using passcode ID: 9606077#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America and Mexico. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up, direct long-fiber thermoplastics (“D-LFT”) and structural foam and structural web injection molding (“SIM”). Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities law. As a general matter, forward-looking statements are those focused on future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “encouraged,” “confident,” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, marine and commercial product industries (including changes in demand from truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; the adverse impact of coronavirus (COVID-19) global pandemic on our business, results of operations, financial position, liquidity or cash flow, as well as impact on customers and supply chains; safety and security conditions in Mexico and Canada; fluctuations in foreign currency exchanges; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; ability to accurately quote and execute manufacturing processes for new business; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; labor availability; a work stoppage or labor disruption at one of our union locations or one of our customer or supplier locations; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; federal, state and local environmental laws and regulations; the availability of sufficient capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees and other customer charges; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, includes those described in Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2020.

Company Contact: John Zimmer Executive Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com

Investor Relations Contact: Three Part Advisors, LLC Sandy Martin or Steven Hooser 214-616-2207

- Financial Statements Follow –

CORE MOLDING TECHNOLOGIES, INC.
Consolidated Statements of Operations (Unaudited)
(in thousands, expect per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net sales:
Products	$68,132	$58,563	$284,025	$210,580
Tooling	5,036	2,091	23,458	11,776
Total net sales	73,168	60,654	307,483	222,356

Total cost of sales	64,693	50,687	266,139	187,882

Gross margin	8,475	9,967	41,344	34,474

Selling, general and administrative expense	6,533	6,953	30,276	24,084

Operating income (loss)	1,942	3,014	11,068	10,390

Other income and expense
Interest expense	586	2585	2311	5,923
Net periodic post-retirement benefit cost	(42)	(20)	(162)	(80)
Total other expense	544	2,565	2,149	5,843

Income (loss) before taxes	1,398	449	8,919	4,547

Income tax expense (benefit)	957	1,316	4,248	(3,618)

Net income (loss)	$441	$(867)	$4,671	$8165

Net income (loss) per common share:
Basic	$0.05	$(0.10)	$0.55	$0.98
Diluted	$0.05	$(0.10)	$0.55	$0.98
Weighted average shares outstanding:
Basic	8,236	7,981	8,062	7,936
Diluted	8,236	7,984	8,062	7,936

Consolidated Balance Sheets
(in thousands)

	As of 12/31/2021	As of 12/31/2020
Assets:
Current assets:
Cash	$6,146	$4,131
Accounts receivable, net	36,536	27,584
Inventories, net	25,129	18,360
Income tax receivable	2,232	2,026
Prepaid expenses and other current assets	5,099	4,377
Total current assets	75,142	56,478
Right of use assets	5,577	2,754
Property, plant and equipment, net	75,897	74,052
Deferred tax asset	521	929
Goodwill	17,376	17,376
Intangibles, net	9,567	11,516
Other long-term assets	2,040	2,403
Total Assets	$186,120	$165,508

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$3,943	$2,535
Revolving debt	4,424	420
Accounts payable	22,695	16,994
Taxes payable	2,332	2,613
Contract liability	6,256	1,319
Compensation and related benefits	7,532	8,305
Accrued other liabilities	5,870	3,809
Total current liabilities	53,052	35,995
Other non-current liabilities	4,033	2,560
Long-term debt	21,251	25,198
Post retirement benefits liability	7,689	7,823
Total Liabilities	86,025	71,576
Stockholders' Equity:
Common stock	82	80
Paid-in capital	38,013	36,127
Accumulated other comprehensive income, net of income taxes	1,075	1,375
Treasury stock	(28,617)	(28,521)
Retained earnings	89,542	84,871
Total Stockholders' Equity	100,095	93,932
Total Liabilities and Stockholders' Equity	$186,120	$165,508

Consolidated Statement of Cash Flows
(in thousands)

	Year ended
	December 31,
	2021	2020
Cash flows from operating activities:
Net income	$4,671	$8,165

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,616	11,662
Loss on disposal of property, plant and equipment	571	0
Deferred income tax	(475)	1,097
Share-based compensation	1,886	1,355
Losses (gains) on foreign currency	172	237
Change in operating assets and liabilities:
Accounts receivable	(8,952)	4,840
Inventories	(6,769)	3,322
Prepaid and other assets	(565)	(2,018)
Accounts payable	5,346	(3,142)
Accrued and other liabilities	5,481	2,910
Post retirement benefits liability	(436)	(264)
Net cash provided by operating activities	12,546	28,164

Cash flows from investing activities:
Purchase of property, plant and equipment	(11,569)	(3,683)
Proceeds from sale of property, plant and equipment	154	—
Net cash used in investing activities	(11,415)	(3,683)

Cash flows from financing activities:
Gross repayments on revolving line of credit	(45,606)	(68,381)
Gross borrowings on revolving line of credit	49,610	56,793
Payment of deferred loan costs	(2)	(2,038)
Payments related to the purchase of treasury stock	(96)	(20)
Proceeds from term loan	—	30,165
Payment of principal on term loans	(3,022)	(38,725)
Net cash used in financing activities	884	(22,206)

Net change in cash and cash equivalents	2,015	2,275

Cash and cash equivalents at beginning of period	4,131	1,856

Cash and cash equivalents at end of period	$6,146	$4131

Cash paid for:
Interest	$1,840	$3,854
Income taxes	$5,067	$570
Non cash investing activities:
Fixed asset purchases in accounts payable	$329	$147

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) restricting costs, (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Free Cash Flow represents Net cash (used in) provided by operating activities less Purchase of property, plant and equipment and net working capital. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present a reconciliation of net income (loss), the most directly comparable measure calculated in accordance with GAAP, to Adjusted EBITDA for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
Fiscal Quarters Ended December 31, 2021 and 2020
(unaudited, in thousands)

	For the Three Months Ended
	December 31,
	2021	2020
Net income (loss)	$441	$(867)
Provision for income taxes	958	1,315
Interest expense	586	2,585
Depreciation and amortization	2,222	2,551
Share-based compensation	470	296
Plant closure costs[1]	68	—
Adjusted EBITDA	$4,745	$5,880

(1) Reflects Cincinnati facility closing.

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
Fiscal Year Ended December 31, 2021
(in thousands)

	For the Year Ended
	December 31,
	2021	2020
Net income (loss)	$4,671	$8,165
Provision for income taxes	4,248	(3,618)
Interest expense	2,311	5,923
Depreciation and amortization	11,131	10,775
Share-based compensation	1,886	1,355
Plant closure costs[1]	2,344	—
Adjusted EBITDA	$26,591	$22,600

(1) Reflects Cincinnati facility closing.

Core Molding Technologies, Inc.
Computation of Return on Capital Employed
Fiscal Year Ended December 31, 2021
(in thousands)

	For the Year Ended
	December 31,
	2021	2020
Equity	$100,095	$93,932
Structured debt	29,618	28,153
Total structured investment	129,713	122,085

Operating Income	11,068	10,390

Return on capital employed	8.5%	8.5%